Exhibit 10.1

Cardica, Inc.

EXECUTIVE PERFORMANCE BONUS PLAN

Plan Summary

The Cardica, Inc. Executive Performance Bonus Plan (the “Plan”) is intended to motivate senior executives to achieve short-term and long-term corporate objectives by providing a competitive bonus for target performance and the appropriate upside opportunity to reward outstanding performance.

The Executive Management Bonus Plan is structured to provide an incentive to management for performance against the Compensation Committee of the Board of Directors establishment of performance goals for members of management. The total bonus opportunity is expressed as a percentage of the executive's base salary as approved by the Compensation Committee as described below.

Performance Period

The performance period for each fiscal year shall be from July 1, of the fiscal year until June 30 of the fiscal year, or such other period as determined by the Board or the Compensation Committee (each, a “Performance Period”).

Eligible Positions

Cardica's Chief Executive Officer (CEO), Chief Operating Officer (COO), Chief Financial Officer (CFO), and any other officer of Cardica who is an “executive officer” of Cardica as defined by Rule 3b-7 promulgated under the Securities Exchange Act of 1934 are eligible to participate in the Plan.

Program Payments

Bonus payments, based on performance during a Performance Period, will be paid within 90 days following the end of a Performance Period. Bonus calculations are based on paid base salary for the applicable Performance Period. Paid base salary does not include relocation allowances and reimbursements, tuition reimbursements, car/transportation allowances, expatriate allowances, commissions, long-term disability payments, or bonuses paid during the fiscal year. A participant must be a regular, active employee of Cardica on the date of the payout in order to receive payment.

Target Bonus

Target bonuses for each Performance Period will be established by the Compensation Committee as a percentage of the applicable participant’s base salary for the year.

Plan Operation

Each individual participant’s actual bonus payment amount will be based on achievement against the discrete components established by the Compensation Committee, as well as a Discretionary Component, if any. The final bonus payments for each Plan participant, with the exception of the CEO, will be recommended by the CEO and reviewed and approved by the Compensation Committee. The final bonus for the CEO will be determined by the Compensation Committee and/or the Board of Directors.

General Provisions

The Compensation Committee shall be the Plan Administrator. The Compensation Committee shall make such rules, regulations, interpretations and computations and shall take such other action to administer the Plan as it may deem appropriate. The establishment of the Plan shall not confer any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of Cardica to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a participant in the Plan.

This Plan shall be construed, administered and enforced by the Compensation Committee, in its sole discretion. The laws of the State of California will govern any legal dispute involving the Plan. The Compensation Committee may at any time alter, amend or terminate the Plan.